Exhibit 5.1

ANDREW N. BERNSTEIN, P.C.

ATTORNEY AT LAW

5445 DTC PARKWAY, SUITE 520

GREENWOOD VILLAGE, COLORADO 80111

TELEPHONE (303) 770-7131

FACSIMILE (303) 770-7332

EMAIL: anbpc@attglobal.net

November 13, 2006

Mesa Laboratories, Inc.

12100 West Sixth Avenue

Lakewood, Colorado 80228

Re:	Mesa Laboratories, Inc.
Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as securities counsel to Mesa Laboratories, Inc., a Colorado corporation (the “Company”), in connection with the preparation of the above-referenced Registration Statement on Form S-3 (the “Registration Statement”), to be filed by the Company with the Securities and Exchange Commission (the “Commission”) on or about the date hereof. The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the “Act”), of up to 120,783 shares of Common Stock, no par value (the “Shares”), to be sold on behalf of the Selling Shareholders. Capitalized terms used herein and not otherwise defined have the meanings given to them in the Registration Statement.

In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Articles of Incorporation and the Bylaws of the Company, (ii) certain resolutions of the Board of Directors of the Company relating to the registration of the Shares, (iii) the Registration Statement, and (iv) such other documents as we have deemed necessary or appropriate as bases for the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others.

Mesa Laboratories, Inc.

November 13, 2006

Attorneys at our Firm are admitted to the practice of law in the State of Colorado, and we express no opinion as to the laws of any other jurisdiction, other than the Federal laws of the United States of America.

Based upon and subject to the foregoing, we are of the opinion that the Shares registered pursuant to the Registration Statement are validly issued, fully paid and nonassessable under Colorado law.

This opinion is furnished to you solely for your benefit in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise referred to for any other purpose without our prior written consent. Notwithstanding the foregoing, we hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not believe that we are “experts” within the meaning of such term as used in the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ ANDREW N. BERNSTEIN, P.C.

Andrew N. Bernstein, P.C.

ANB/prr